EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Thursday, March 1, 2018

CONTACT:

Meredith Gremel, Vice President, Corporate Affairs & Communications, 616-878-2830

SpartanNash announces appointment of two

independent board directors

New directors bring expertise in supply chain management,

marketing, and consumer products

Two directors to retire following 2018 annual meeting

GRAND RAPIDS, MICHIGAN, March 1, 2018 - SpartanNash (Nasdaq: SPTN) announced today Matthew Mannelly and Gregg Tanner have been appointed as new independent members to the company’s Board of Directors, effective February 27, 2018.

"Our Board is pleased to add two new members who will contribute a wealth of experience, retail and wholesale expertise, independent perspectives and excellent judgment," said Dennis Eidson, Chairman of the Board of SpartanNash. "Among many other attributes, Gregg brings expertise in supply chain management, and Matthew has extensive experience in marketing and consumer products.”

Matthew Mannelly is the retired President and Chief Executive Officer and member of the board of directors of Prestige Brands. He has experience in consumer products, packaged goods, sports and fitness and apparel.

Matthew Mannelly

Gregg Tanner is the retired CEO of Dean Foods and serves as a member of the board of directors of SunOpta, Inc. and The Boston Beer Company, Inc. He has extensive experience in the food industry and in leading business organizations.

Gregg Tanner

SpartanNash also announced that directors Mickey Foret and Timothy O’Donovan have informed the Company that they will conclude their board service following the Company’s annual meeting on May 23, 2018, and will not stand for re-election. Mr. Foret has served as a director of SpartanNash since its merger with Nash-Finch Company in 2013, and previously served as a director of Nash-Finch since 2005. He currently chairs the Audit Committee. Mr. O’Donovan has served as a member of the board of directors since 2003, and currently serves as the Lead Independent Director.

EXHIBIT 99.1

“Mickey and Tim have each made enormous contributions to the growth and success of SpartanNash,” Mr. Eidson said. “We are extremely grateful for their many contributions over the years.”

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About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 350 company whose core businesses include distributing grocery products to independent grocery retailers, select national accounts, its corporate-owned retail stores and U.S. military commissaries and exchanges. SpartanNash serves customer locations in 47 states and the District of Columbia, Europe, Cuba, Puerto Rico, Italy, Bahrain, Djibouti and Egypt. As of today, SpartanNash currently operates 143 supermarkets, primarily under the banners of Family Fare Supermarkets, D&W Fresh Market, VG’s Grocery, Dan’s Supermarket and Family Fresh Market. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.